SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SUNGLASS HUT INTERNATIONAL, INC.
               (Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transactions applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

                       SUNGLASS HUT INTERNATIONAL, INC.

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 4, 1998

                           -------------------------
To the Shareholders of
Sunglass Hut International, Inc.:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Sunglass Hut International, Inc., a Florida corporation ("Sunglass Hut" or the "Company"), will be held at 9:15 A.M. local time, on Thursday, June 4, 1998, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, for the following purposes:

   (1) To elect two members to the Company's Board of Directors to hold office until the Company's 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

   (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 24, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

                                        By Order of the Board of Directors

                                        JAMES N. HAUSLEIN
                                        CHAIRMAN OF THE BOARD
Coral Gables, Florida
May 8, 1998

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                      1998 ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                       SUNGLASS HUT INTERNATIONAL, INC.

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                    DATE, TIME AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Sunglass Hut International, Inc., a Florida corporation ("Sunglass Hut" or the "Company"), of proxies from the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Shareholders of the Company to be held on Thursday, June 4, 1998, or at any adjournments or postponements thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is May 8, 1998. Shareholders should review the information provided herein in conjunction with the Company's 1997 Annual Report to Shareholders which accompanies this Proxy Statement. The Company's principal executive offices are located at 255 Alhambra Circle, Coral Gables, Florida 33134, and its telephone number is (305) 461-6100.

                         INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                            PURPOSES OF THE MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

   (1) To elect two members to the Company's Board of Directors to serve until the Company's 2001 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

   (2) To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (1) FOR the election of the two nominees for director named below, and (2) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder's shares will be voted in accordance with the specification so made.

                OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 24, 1998 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 54,721,612 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting. Shareholders do not have the right to cumulate their votes for directors.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by a plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares voted against the matter, unless the matter is one for which a greater vote is required by law or the Company's Articles of Incorporation or Bylaws. If less than a majority of outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

                              SECURITY OWNERSHIP

     The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 31, 1998 (unless otherwise indicated) by (a) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (b) each director of the Company who beneficially owns any shares, (c) each Named Officer (see "Executive Compensation and Other Information"), and (d) all directors and executive officers as a group:

                                                                             BENEFICIAL OWNERSHIP(2)
                                                                         --------------------------------
NAME AND ADDRESS(1)                                                            SHARES          PERCENTAGE
-------------------                                                      ------------------   -----------
Mellon Bank Corporation ..............................................        5,297,120(3)         9.7%
First Pacific Advisors ...............................................        3,440,000(4)         6.3%
Reich & Tang Asset Management L.P. ...................................        2,994,300(5)         5.5%
James N. Hauslein ....................................................        1,554,111(6)         2.8%
Rohit M. Desai .......................................................          312,000(7)           *
John H. Duerden ......................................................           54,000(8)           *
William S. Field .....................................................           54,000(8)           *
Robert C. Grayson ....................................................           54,000(9)           *
William E. Phillips ..................................................           32,000(10)          *
John X. Watson .......................................................               --              *
Jack B. Chadsey ......................................................        1,165,792(11)        2.1%
Edward L. Grund ......................................................          259,166(12)          *
Larry G. Petersen ....................................................          117,240(13)          *
Eric Schumann ........................................................               --              *
Sherry L. Lay ........................................................           30,000(8)           *
All directors and executive officers as a group (15 persons) .........        2,001,351(14)        3.7%

----------------
 *   Less than 1%

 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is 255 Alhambra Circle, Coral Gables, Florida 33134.

 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (3) Based solely on the Schedule 13G, dated February 6, 1998, filed with the SEC by Mellon Bank Corporation ("MBC"), Boston Group Holdings, Inc. ("BGHI") and The Boston Company, Inc. ("BCI"). The Schedule 13G reports that all of the securities are beneficially owned by MBC and direct or indirect subsidiaries in their various fiduciary capacities, including BGHI and BCI, which entities have sole voting power over 4,734,894 of such shares and shared dispositive power over all such shares. MBC reported its address as One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

 (4) Based solely on the Schedule 13G, dated February 9, 1998, filed with the SEC by First Pacific Advisors, Inc. ("FPAI"), which reported its address as 11400 West Olympic Boulevard, Suite 1200, Los Angeles, California 90064. The Schedule 13G reports that all of the securities are beneficially owned by FPAI and has shared voting power over 3,160,000 of such shares and shared dispositive power over all such shares.

                                       4


 (5) Based solely on the Schedule 13G, dated February 12, 1998, filed with the SEC by Reich & Tang Asset Management L.P., which reported its address as 600 Fifth Avenue, New York, New York 10020.

 (6) Represents 924,955 shares held of record and 629,156 shares subject to presently exercisable stock options.

 (7) Represents 258,000 shares held of record by Equity-Linked Investors II ("ELI-II") and 54,000 shares subject to presently exercisable stock options. ELI-II is a limited partnership, the general partner of which is Rohit M. Desai Associates-II (the "General Partner"). Mr. Desai is a director of the Company and is the managing general partner of the General Partner. Mr. Desai is also the sole stockholder, Chairman of the Board and President of Desai Capital Management Incorporated ("DCMI"), which acts as an investment advisor to ELI-II. Under the investment advisory agreement between DCMI and ELI-II, DCMI has the power to vote and dispose of these securities. DCMI and Mr. Desai each disclaim beneficial ownership of the securities. Mr. Desai's address is 540 Madison Avenue, 36th Floor, New York, New York 10022.

 (8) Represents shares subject to presently exercisable stock options.

 (9) Represents 40,000 shares owned and 14,000 shares subject to presently exercisable stock options.

(10) Represents 4,000 shares owned and 28,000 shares subject to presently exercisable stock options.

(11) Represents 658,636 shares held of record by Chadsey Family Investments, Ltd., a Florida limited partnership controlled by Mr. Chadsey, and 507,156 shares subject to presently exercisable stock options.

(12) Represents 200,000 shares owned and 59,166 shares subject to presently exercisable stock options.

(13) Represents 10,000 shares owned, $98,000 face value of subordinated debentures convertible to 3,240 shares at $30.25 per common share and 104,000 shares subject to presently exercisable stock options.

(14) Includes 986,455 shares owned, $98,000 face value of subordinated debentures convertible to 3,240 shares at $30.25 per common share and 1,011,656 shares subject to options held by executive officers and directors that are presently exercisable. Does not include shares held of record by ELI-II. See footnote (7).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all such reports they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filings with respect to the Company's 1997 fiscal year were timely filed.

                             ELECTION OF DIRECTORS
                               (PROPOSAL NO. 1)

     The Company's Articles of Incorporation provide that the Board of Directors shall consist of not less than three nor more than nine members, with the exact number to be fixed from time to time by the Board of Directors. The Articles of Incorporation divide the Board of Directors into three classes, with staggered three-year terms. The current classes of the Board of Directors and their terms of office are as follows:

 CLASS          DIRECTORS          TERM EXPIRES IN:
-------         ---------         -----------------
    I        John H. Duerden            2000
    I        William S. Field           2000
    I         John X. Watson            2000
   II       James N. Hauslein           1998
   II       Robert C. Grayson           1998
  III         Rohit M. Desai            1999
  III      William E. Phillips          1999

     The two directors serving in Class II have terms expiring at the Annual Meeting. The Class II directors currently serving on the Board, Messrs. Hauslein and Grayson, have been nominated by the Board of Directors for re-election to three-year terms at the Annual Meeting. Each Class II director elected at the Annual Meeting will serve for a term expiring at the Company's 2001 Annual Meeting of Shareholders or when his successor has been duly elected and qualified. The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that any nominee is unable to accept election or if any other unforeseen contingencies should arise, each proxy that does not direct otherwise will be voted for the remaining nominees, if any, and for such other person(s) as may be designated by the Board of Directors.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                     AGE    POSITION
----                    -----   ---------
James N. Hauslein       39      Chairman of the Board
John X. Watson          44      President, Chief Executive Officer and Director
Eric Schumann           49      Executive Vice President and General Manager, Watch Station
W. John Short           49      Executive Vice President, Strategic Business Development
                                  and International
Larry G. Petersen       50      Senior Vice President, Finance and Chief Financial Officer
Randall Carucci         45      Vice President, Real Estate and Construction
John T. Cavanaugh       45      Vice President, Management Information Systems
Sherry L. Lay           47      Vice President, Merchandising
George L. Pita          36      Vice President, Finance
Arthur Quintana         48      Vice President, Inventory Management and Logistics
Rohit M. Desai          59      Director
John H. Duerden         57      Director
William S. Field        68      Director
Robert C. Grayson       53      Director
William E. Phillips     68      Director

     Mr. Hauslein joined the Company's Board in March 1990 and has served as Chairman of the Board since July 1991. From July 1991 through January 1995, and since February 1997, Mr. Hauslein has devoted substantially all of his working time to the Company's affairs (see Director Compensation). From May 1997 to January 1998, Mr. Hauslein served as acting Chief Executive Officer. From February 1995 until January 1997, Mr. Hauslein was engaged in private investments through Hauslein & Company, Inc. Prior to that time, Mr. Hauslein served as a partner at Kidd Kamm & Co., a private investment firm headquartered in Greenwich, Connecticut and specializing in acquisitions and leveraged buy-outs.

     Mr. Watson was appointed President, Chief Executive Officer and Director of the Company in January 1998. From July 1995 until his appointment, Mr. Watson was employed by Reebok International, Ltd. where he served as Senior Vice President--Apparel and Senior Vice President--Strategic Marketing/Planning. From 1992 to 1995, Mr. Watson was employed by Esprit de Corp GmBH where he served as President and Chief Operating Officer in Dusseldorf, Germany. Prior to these assignments, he was employed by McKinsey & Company, Inc., where he served as a senior management consultant. Mr. Watson has over 20 years experience in retailing, consumer marketing and international business.

     Mr. Schumann was appointed Executive Vice President and General Manager, Watch Station, a division of Sunglass Hut, in September 1997. Prior to joining the Company, Mr. Schumann was employed by Petrie Stores as Senior Vice President and General Merchandising Manager from December 1994 to December 1996. From July 1992 to December 1994, he was employed by Liz Claiborne where he served as President of the Jewelry Division. From January 1984 to July 1992, he was employed by the Limited where he most recently served as Vice President--General Merchandise Manager. Mr. Schumann has over 20 years experience in the retailing industry.

     Mr. Short was appointed Executive Vice President, Strategic Business Development and International in February 1998. From January 1996 until such time, Mr. Short was engaged in consulting and advisory work for branded goods retailers in Europe and the United States. In this capacity, Mr. Short was a consultant for Sunglass Hut from January 1998 to February 1998. Mr. Short's previous experience includes 9 years with the Esprit group of companies from March 1987 to January 1996 where he had responsibility for vertical retailing, wholesaling, buying/sourcing and licensing activities in Europe and Asia. At Esprit, he held the positions of President, Chief Operating Officer and Director of Hong Kong-based Esprit Far East Limited, Chief Executive Officer and Director of Esprit Europe, and Chief Executive Officer and Director of Esprit International (the group's global trademark/licensing vehicle). Previously, Mr. Short held various positions in corporate lending with Citibank NA in Ecuador, Venezuela and Hong Kong. Mr. Short is a Director of the Santa Barbara-based menswear cataloger, The Territory Ahead, Inc.

     Mr. Petersen, appointed Senior Vice President in March 1994, has served as Chief Financial Officer since joining the Company in February 1994 and served as Vice President-Finance from February 1994 through March 1994. From 1982 to 1993, Mr. Petersen was employed by Carter Hawley Hale Stores, Inc., where he most recently served as Executive Vice President--Chief Financial Officer. Mr. Petersen has over 20 years of experience in the retailing industry, including earlier employment with J.C. Penney Company, Clarkins, Inc. and Lafayette Radio.

     Mr. Carucci was appointed Vice President, Real Estate and Construction in December 1997. From October to December 1997, Mr. Carucci served as Leasing Director for the Western Regions of the Sunglass and Watch Station divisions. From September 1994 to February 1996, Mr. Carucci served as Head of Leasing for the Western Region of Sunglass Hut. From February 1996 to October 1997, he was employed by Cinnabon Inc. where he served as Vice President--Real Estate and Construction. Prior to his initial appointment at Sunglass Hut, Mr. Carucci was President of Carucci Real Estate Consultants from March 1992 to September 1994, where he served as a consultant specializing in tenant representation. Mr. Carucci has over 18 years of experience in retail real estate and shopping center leasing.

     Mr. Cavanaugh was appointed Vice President, Management Information Systems in November 1997. From January 1997 to July 1997, Mr. Cavanaugh was employed by Riscorp where he served as Director of Information Systems. From March 1988 to December 1996, Mr. Cavanaugh was employed by Burger King Corp. where he served as Director of Information Systems. Mr. Cavanaugh has over 20 years of experience in management information systems, having also served at Frito-Lay, Inc., Blue Cross/Blue Shield of Texas and General Motors Corp. in management positions.

     Ms. Lay has served as Vice President, Merchandising since joining the Company in September 1996. From September 1993 until such time, Ms. Lay was employed by Ann Taylor where she most recently served as Vice President of Merchandising. From November 1992 to September 1993, Ms. Lay was employed by Petite Sophisticate where she served as Divisional Merchandise Manager. From November 1992 to August 1994, she was employed by the Limited, Inc. where she most recently served as a Senior Merchant for The Limited Stores.

     Mr. Pita, appointed Vice President, Finance in October 1994, served as Managing Director of Finance from April 1993 to October 1994 and as Controller from October 1989 to April 1993. Prior to joining the Company, Mr. Pita was employed by Arthur Andersen LLP where he most recently served as Audit Manager.

     Mr. Quintana was appointed Vice President, Inventory Management and Logistics in July 1997. Prior to joining the Company, he was employed by Office Depot, Inc., where he served as Vice President and General Manager, Merchandising-Replenishment from January 1990 to July 1997. Previously, he was employed by Evans Products, Inc., where he served as Vice President of Merchandising.

     Mr. Desai has served as a director of the Company since March 1993 and also served as a director of the Company from June 1987 until July 1991. Mr. Desai is the Founder, Chairman and President of Desai Capital Management Incorporated, a specialized equity investment management firm in New York which manages the assets of various institutional clients. Mr. Desai serves as a director of The Rouse Company, Finlay Enterprises, Inc., Independence Community BankCorp and several privately-held companies.

     Mr. Duerden, a director of the Company since October 1993, has served as Chairman of the Board of Directors, Chief Executive Officer and President of Dictaphone Corporation since August 1995. From 1988 to April 1995, Mr. Duerden served Reebok International, Ltd. ("Reebok") in various capacities, most recently as President and Chief Operations Officer. Prior to joining Reebok, Mr. Duerden was employed by Xerox Corporation in a number of executive capacities.

     Mr. Field, a director of the Company since July 1991, is currently engaged in private investments as his principal occupation. Mr. Field served as Chairman of Prudential Equity Investors, Inc., a subsidiary of The Prudential Insurance Company of America, from April 1984 to July 1994.

     Mr. Grayson, a director of the Company since October 1993, is currently President of Robert Grayson & Associates, a retail consulting group, and Vice Chairman of BerglassGrayson, a management consulting group. From June 1994 until April 1996, Mr. Grayson served as Chairman of the Board of Tommy Hilfiger Retail, Inc., a subsidiary of Tommy Hilfiger Corporation. Since February 1992, Mr. Grayson has been engaged in consulting and private investments. From 1985 to 1992, Mr. Grayson served as President and Chief Executive Officer of Lerner, New York. From 1982 until 1985, Mr. Grayson served as President and Chief Executive Officer of Limited Stores, a specialty store division of The Limited, Inc. Mr. Grayson also serves as a director of AnnTaylor, Inc. and Frisby Technologies, Inc. He is also a director of several privately held companies.

     Mr. Phillips, a director of the Company since March 1992, has been engaged in consulting, private investments and charitable work as his principal occupation since January 1990. From May 1982 until May 1988, Mr. Phillips served as Chairman of the Board and Chief Executive Officer of Ogilvy & Mather (the Ogilvy Group), an international advertising agency headquartered in New York. Mr. Phillips also served as a director and Chairman of the Executive Committee of the Ogilvy Group from May 1988 through May 1989. Mr. Phillips also serves as a director of Lillian Vernon, a publicly traded specialty mail-order catalog house.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the Company's fiscal year ended January 31, 1998, the Company's Board of Directors held 7 meetings and took certain actions by written consent. During the 1997 fiscal year, no director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he served on the Board, and (ii) the number of meetings of committees of the Board of Directors held during the period he served on such committees.

     Messrs. Field, Phillips and Duerden serve as members of the Compensation Committee, which held three meetings during fiscal 1997 and took certain actions by written consent. Mr. Field is Chairman of the Compensation Committee. The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers, approving all compensation for executive officers and administering the Company's 1996 Executive Incentive Compensation Plan, as amended (the "1996 Plan").

     Messrs. Hauslein, Desai and Grayson are members of the Audit Committee, which held four meetings during fiscal 1997. Mr. Hauslein is Chairman of the Audit Committee. The duties and responsibilities of the Audit Committee include
(i) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (ii) reviewing the plan and scope of audits,
(iii) reviewing the Company's significant accounting policies and internal controls, (iv) administering the Company's compliance programs, and (v) having general responsibility for all related auditing matters.

DIRECTOR COMPENSATION

     The Company pays each of Messrs. Field, Phillips, Duerden, Hauslein, Desai and Grayson an annual director's fee of $15,000, payable quarterly, a $2,500 fee for each meeting of the Board of Directors attended and, if not held in conjunction with a regular Board meeting, a $500 fee for each Board committee meeting attended. Directors may elect to defer such compensation. Payment under the deferred compensation plan is made in cash or common stock (at the Company's election) and is calculated as the original compensation amount adjusted for the appreciation (depreciation) of the Company's common stock for the period between the date earned and the date paid. As of March 31, 1998, two directors had elected to defer compensation valued at $230,286 in total as of this date for deferrals made since 1995. The Company also reimburses all directors for all expenses incurred in connection with their activities as directors. Such reimbursements aggregated $43,905 in fiscal 1997.

     The 1996 Plan provides for grants upon appointment for each non-employee director of the Company of 40,000 shares of common stock and annual grants to each non-employee director of (i) options to purchase 6,000 shares of common stock, and (ii) 1,500 shares of common stock (or, in lieu thereof and upon the approval of the Company's Board of Directors, options for an additional 3,000 shares of common stock). All awards are made on the date that the Company issues its annual earnings release for the prior fiscal year at a per share exercise price equal to the closing sale price on the date of grant as reported by the Nasdaq National Market, and the options vest at 33 1/3% per year. Pursuant to the 1996 Plan, effective March 11, 1998, each of the Company's directors (other than Mr. Watson) received options of 9,000 shares of common stock at a per share exercise price of $9.75.

     Effective February 1997, the Company entered into a Consulting and Management Service Agreement with Hauslein & Company, Inc. (the "Consultant") a corporation owned and controlled by

James N. Hauslein, the Company's Chairman of the Board. Pursuant to the agreement, (i) the Consultant agreed to cause Mr. Hauslein to provide management and consulting services to the Company on a substantially full-time basis, and (ii) the Company agreed to pay the Consultant an annual base cash consulting and management fee equal to $375,000, payable in monthly installments, as well as reimburse the Consultant for certain expenses. Either party may terminate the agreement upon 30 days' prior notice to the other. Prior to February 1997, the Company paid to Mr. Hauslein a consulting fee of $10,000 per month.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company for services rendered during fiscal 1997, 1996, and 1995 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers as of January 31, 1998 (collectively the "Named Officers").

                                                              ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                    ---------------------------------------- --------------------------------
                                                                                 OTHER             VALUE OF        NUMBER OF
                                          FISCAL                                 ANNUAL             SHARES          OPTIONS
NAME AND PRINCIPAL POSITION                YEAR       SALARY      BONUS     COMPENSATION(1)         GRANTED        GRANTED(2)
---------------------------           ------------- ---------- ----------- ----------------- -------------------- -----------
James N. Hauslein                      1997(4)       $     --   $400,000     $   514,807(7)               --        156,000
Chairman of the Board & former         1996                --         --              --                  --             --
acting Chief Executive Officer         1995                --         --              --                  --             --

John X. Watson                         1997(5)         21,154     75,000              --                  --        250,000
President and Chief                    1996                --         --              --                  --             --
Executive Officer                      1995                --         --              --                  --             --

Jack B. Chadsey                        1997(3)        190,385         --         314,228(6)               --             --
Former President and Chief             1996           434,616         --              --                  --         50,000
Executive Officer                      1995           346,153    350,000              --                  --         82,000

Edward L. Grund(9)                     1997           356,539     75,000              --           1,575,000(10)     50,000
Executive Vice President and           1996           261,153         --              --                  --         20,000
General Manager, Sunglass Hut          1995           237,693    120,000              --                  --         33,000
North America

Larry G. Petersen                      1997           260,000     50,000              --                  --         75,000
Senior Vice President,                 1996           256,154         --              --                  --         20,000
Finance and Chief Financial Officer    1995           228,077    117,500          53,495(8)               --         38,000

Eric Schumann                          1997(5)        118,846    150,000              --                  --        200,000
Executive Vice President and           1996                --         --              --                  --             --
General Manager, Watch Station         1995                --         --              --                  --             --

Sherry L. Lay                          1997           200,000     35,000              --                  --         75,000
Vice President,                        1996(5)         63,846     15,000              --                  --         20,000
Merchandising                          1995                --         --              --                  --             --

----------------
 (1) Unless otherwise noted, the aggregate amount of perquisites and other personal benefits provided to each Named Officer has been omitted because it is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus of such officer.

 (2) See "Option Grants Table" below for additional information about these options granted in March 1997.

 (3) Mr. Chadsey resigned from the Company in May 1997.

 (4) Mr. Hauslein was acting Chief Executive Officer of the Company from May 1997 to January 1998.

 (5) Mr. Watson, Mr. Schumann, and Ms. Lay were hired in January 1998, September 1997 and September 1996, respectively.

 (6) Represents $308,000 for severance and a $6,228 automobile allowance.

                                       12


 (7) Represents $348,654 for consulting fees paid to Hauslein & Company, Inc., a corporation owned and controlled by Mr. Hauslein, $95,461 for administrative expense allowance, $8,250 for auto allowance, $28,942 for a housing allowance, and $33,500 for director's fees. (See "Director Compensation" for further information.)

 (8) Represents a $44,495 reimbursement of relocation expenses and $9,000 automobile allowance.

 (9) Mr. Grund's employment terminated in May 1998.

(10) Represents 25,000 shares of common stock and 200,000 shares of restricted common stock (vesting equally over three years) granted April 1997 under the 1996 Plan at a grant price of $7.00 per share. In 1998, the Board accelerated the vesting of the restricted stock to 100% immediate vesting. At January 31, 1998, the value of the remaining 200,000 shares held by Mr. Grund at the market price of $7.125 per share was $1,425,000.

OPTION GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options made during fiscal 1997 to the Named Officers.

                                                   INDIVIDUAL OPTIONS GRANTED IN 1997 FISCAL YEAR
                              -----------------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE
                                                  % OF TOTAL                                     VALUE AT ASSUMED
                                                   OPTIONS                                       ANNUAL RATES OF
                                                  GRANTED TO                                 STOCK PRICE APPRECIATION
                                  NUMBER OF       EMPLOYEES      EXERCISE                        FOR OPTION TERM
                                   OPTIONS        IN FISCAL     PRICE PER     EXPIRATION   ----------------------------
NAME                             GRANTED(1)          1997         SHARE          DATE           5%             10%
----                          ----------------   -----------   -----------   -----------   ------------   -------------
James N. Hauslein .........        156,000(3)        10.2%       $  6.55         2007      $ 642,180       $1,627,410
John X. Watson ............        250,000           16.3           6.81         2008      1,071,086        2,714,343
Jack B. Chadsey ...........             --             --             --           --             --               --
Edward L. Grund ...........         50,000(2)         3.3           7.37         2007        231,748          587,294
Larry G. Petersen .........         75,000(2)         4.9           7.37         2007        347,622          880,941
Eric Schumann .............        200,000           13.1           7.25         2007        911,897        2,310,927
Sherry L. Lay .............         75,000(2)         4.9           7.37         2007        347,622          880,941

----------------
(1) Each of the options is a non-qualified stock option granted pursuant to the Company's 1996 Executive Incentive Compensation Plan, as amended, has an exercise price equal to the market price of a share of Common Stock on the date of grant, and vests in increments of 33 1/3% on each of the first three anniversaries of the date of grant.

(2) Each of the options automatically becomes exercisable as to 66 2/3% of the shares if the Company terminates the optionee's employment for any reason other than cause prior to May 27, 1999. Unexercised options lapse 12 months after termination.

(3) Options of 150,000 vested January 8, 1998.

AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR AND FISCAL YEAR-END OPTION
   VALUE TABLE

     The following table sets forth certain information concerning option exercises in fiscal 1997 and the number of stock options held by the Named Officers as of January 31, 1998, and the value (based on the fair market value of a share of stock at fiscal year-end) of in-the-money options outstanding as of such date.

                                                                     NUMBER OF                   VALUE OF UNEXERCISED
                                NUMBER OF                       UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                  SHARES                      AS OF JANUARY 31, 1998            AS OF JANUARY 31, 1998
                               ACQUIRED ON      VALUE     -------------------------------   ------------------------------
NAME                             EXERCISE      REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                          -------------   ---------   -------------   ---------------   -------------   --------------
James N. Hauslein .........            --           --       627,156            6,000        $2,725,980         $ 6,000
John X. Watson ............            --           --            --          250,000                --          78,125
Jack B. Chadsey ...........            --           --       507,156               --         2,297,855              --
Edward L. Grund ...........            --           --        21,250           89,500                --              --
Larry G. Petersen .........            --           --        39,500          134,000                --              --
Eric Schumann .............            --           --            --          200,000                --              --
Sherry L. Lay .............            --           --         5,000           90,000                --              --

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     The Company has no employment agreements with any Named Officers.

     Certain Named Officers hold options to purchase Common Stock granted under the Company's Amended and Restated Stock Option Plan. To the extent not already exercisable, such options generally become exercisable upon (i) a merger, consolidation or similar corporate transaction in which ownership or more than 49% of the voting power of the Company's voting stock is transferred, (ii) a merger or consolidation or similar corporate transaction in which the Company does not survive, or (iii) a sale or other disposition of all or substantially all of the Company's assets. Each Named Officer also holds or is eligible to receive options and other awards under the Company's 1996 Plan which provides that awards granted thereunder will vest upon a "change in control" as defined therein. A "change in control" generally includes any reorganization, merger, consolidation, liquidation, dissolution or sale of substantially all assets of the Company, an acquisition by any person, entity or group of 25% or more of the outstanding Common Stock or 25% or more of the voting power of the Company's outstanding voting securities, or a change in the composition of the Board such that the persons constituting the current Board, and subsequent directors approved by the current Board (or approved by such subsequent directors), cease to constitute at least a majority of the Board.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     COMPENSATION COMMITTEE. Each member of the Compensation Committee is an independent outside director. The Committee seeks to ensure that compensation policy and programs appropriately support the successful execution of Sunglass Hut's business strategy. The Chief Executive Officer ("CEO") and outside consultants are significant resources available to the Committee in discharging its responsibilities.

     The Compensation Committee approves all compensation policy and programs in addition to all specific compensation actions for the CEO, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents ("executive officers") as set forth in the Management table in this Proxy Statement.

     COMPENSATION POLICY. Sunglass Hut's business strategy is to enhance its position as the largest specialty retailer of sunglasses and as a retailer of watches by providing consumers a broad selection of brand name products at everyday low prices in an easy-to-shop environment that emphasizes customer service and education.

     The Company believes that only through consistently successful execution of this strategy can the long term value of Sunglass Hut to customers, suppliers, employees, shareholders and the communities it serves be maximized and that such execution can only be achieved by a motivated group of high-caliber executives attracted and retained through competitive compensation programs.

     COMPENSATION PROGRAMS. To implement its compensation policy, Sunglass Hut has adopted compensation programs consisting of base salary, annual cash bonuses and stock option grants for the CEO, other executive officers and other management staff. These programs are performance oriented since major portions of total compensation opportunities vary both with overall Company and individual performance.

     BASE SALARY. Salary ranges for each management position have been set to reflect the underlying responsibilities and accountabilities of the position. These salary ranges are reviewed annually and are benchmarked periodically to the salary ranges of similar positions in the retail industry through various sources, including use of an outside compensation consulting firm and comparison to a group of specialty retailers of similar characteristics selected by the Compensation Committee. Salary increases are based on an assessment of each individual's performance against the requirements of the job (merit), and any adjustments necessary to bring high performing executives to competitive levels (market parity).

     Fiscal year 1997 was a year of transition to a management team that the Board of Directors believes can deliver the performance necessary to achieve satisfactory increases in shareholder value. The increase in Mr. Grund's salary reflects a promotion and market parity adjustment late in fiscal year 1996.

     ANNUAL CASH BONUSES. Annual cash bonus awards are based on both Company performance relative to an annual plan prepared before the beginning of each fiscal year and approved by the Board of Directors, reflecting appropriate progress toward the Company's long-term goals, and individual contributions to the achievement of the annual plan. Bonus awards may range from zero to various percentages of base salary.

     Company performance against the annual plan is assessed with respect to such considerations as sales growth, including comparable store sales growth, new store openings and the sales performance of new stores against plan; gross profit and margin; store contribution and margin; net income and earnings per share growth; and return on shareholders' equity. The assessment of individual performance reflects such factors as the operating results of one or more business segments for which an individual is accountable; the achievement of specific goals assigned to an individual; the further development of the human resources for which an individual is responsible; and contributions to the overall team effort that are essential to the successful execution of the Company's business strategy.

     No bonuses related to Company performance were granted in fiscal year 1997. Signing bonuses in the amounts shown in the table were granted to Mr. Watson and Mr. Schumann. Mr. Hauslein's bonus reflects the outstanding job he did in addressing the Company's problems as acting Chief Executive Officer and providing the leadership which has resulted in improved operations and a successful rejuvenation of the top management team. The bonuses paid to other Named Officers reflect their individual contributions during a period of difficult transition.

     STOCK OPTIONS. The Compensation Committee believes that long-term incentives should constitute a larger portion of incentive compensation potential than annual cash bonuses. The Committee further believes that stock-based incentives are the appropriate long-term incentive because they directly align management interest with shareholders' desire for long-term common stock price appreciation.

     Options granted at the time of employment reflect the responsibilities of the new employee relative to those of other employees and competitive market conditions existing at the time of employment. Annual stock option grants are based on option ranges for each management position approved by the Compensation Committee. Actual option grants depend upon executive level and the Compensation Committee's assessment of Company and individual performance as previously described.

     Options are non-qualified, have a ten-year term and a per share exercise price equal to the fair market value per share on the date of grant, vest equally over three or four years and, as to vested options, are subject to exercise for three months following termination of employment with certain exceptions. The option grants shown in the table for Mr. Watson and Mr. Schumann were awarded at the time of employment. Mr. Hauslein was awarded 150,000 options with respect to his role as acting Chief Executive Officer. Mr. Grund was awarded 25,000 shares of common stock and 200,000 shares of restricted common stock in connection with his promotion and market parity adjustment in fiscal year 1996. The other option grants for Named Officers are annual grants reflecting individual contributions made toward the achievement of Company goals.

     The annual cash bonus and stock option programs are benchmarked periodically against the practices of other retail companies through the use of an outside compensation consulting firm. These programs are also benchmarked against the programs of other specialty retail companies of similar size.

     SUMMARY. The Compensation Committee believes that the Company's compensation programs are competitive with those of other specialty retailers of similar size.

                                        William S. Field, Chairman
                                        John H. Duerden
                                        William E. Phillips

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder returns on the Company's Common Stock, based on the market prices of Common Stock from the date of the Company's initial public offering in June 1993 through January 31, 1998, with the cumulative total return of the S&P Specialty Retail Index and S&P 500 Index.


                        6/9/93    1/28/94    7/28/94    1/27/95    7/28/95    2/28/96    8/2/96    1/31/97    8/1/97    1/30/98
Sunglass
 Hut International       100      152.58     132.99     187.83     336.08     457.73     247.50    152.50     165.00    142.50
S&P Specialty Retail     100       93.46      88.83      74.04      82.90      86.52     117.32    112.38     212.47    219.90
S&P 500                  100      107.39     102.80     105.52     126.28     142.64     148.61    176.36     159.82    201.83

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP, independent public accountants, served as the Company's independent public accountants for the fiscal year ended January 31, 1998. The Board of Directors, on the recommendation of the Company's Audit Committee, has selected Arthur Andersen LLP as the Company's independent public accountants for the 1998 fiscal year. One or more representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

                                OTHER BUSINESS

     The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                 INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than January 8, 1999.

                                        By Order of the Board of Directors

                                        James N. Hauslein
                                        CHAIRMAN OF THE BOARD

Coral Gables, Florida
May 8, 1998

                        SUNGLASS HUT INTERNATIONAL, INC.

                              255 ALHAMBRA CIRCLE
                          CORAL GABLES, FLORIDA 33134

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                          COMPANY'S BOARD OF DIRECTORS

     The undersigned holder of Common Stock of Sunglass Hut International, Inc., a Florida corporation (the "Company"), hereby appoints John X. Watson and Larry
G. Petersen, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 1998 Annual Meeting of Shareholders of the Company, to be held on Thursday, June 4, 1998 at 9:15 a.m., local time, at the Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022, and at any adjournments or postponements thereof.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

[X] Please mark your
    votes as in this
    example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1).

1. ELECTION OF DIRECTORS

VOTE FOR all nominees listed
at right except vote withheld
from the following nominee(s)          VOTE WITHHELD
         (If any)                    from all nominees
           [ ]                              [ ]

NOMINEES: James N. Hauslein
          Robert C. Grayson

(Instruction: To withhold authority for an individual nominee, write that nominee's name on the line provided below.)

________________________________________________________________________________

2. Upon such other business as may properly come before the Annual Meeting of any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1) AT LEFT.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

     The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 1997 Annual Report to Shareholders.

DATE ___________________ SIGNATURE______________________________________________

SIGNATURE (if held jointly) ____________________________________________________

NOTE: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.